The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Preliminary Pricing Supplement dated December 7, 2010

PROSPECTUS dated December 23, 2008	Pricing Supplement No. 608 to
PROSPECTUS SUPPLEMENT dated December 23, 2008	Registration Statement No. 333-156423
Dated December , 2010
Rule 424(b)(2)

$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Trigger Securities due December    , 2012
Based on the Performance of a Basket Composed of Five Commodities
Unlike ordinary debt securities, the Trigger Securities due December    , 2012 Based on the Performance of a Basket Composed of Five Commodities, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the performance, during the observation period and on the valuation date, of an equally-weighted basket composed of copper, corn, palladium, silver and soybeans, which we refer to as the basket commodities. If the basket as a whole declines in value on the valuation date and if the basket has decreased in value by an amount equal to or greater than 30% from its initial value on any trading day during the observation period, the payment at maturity will be less, and may be significantly less, than the $1,000 stated principal amount.  As there is no minimum payment at maturity on the securities, you could lose your entire investment.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount of each security is $1,000.
•	We will not pay interest on the securities.
•	At maturity, you will receive an amount per security based on the performance of the basket on the valuation date and during the observation period.
º
If the final basket performance factor is greater than 100%, you will receive a payment at maturity equal to $1,000 plus the upside payment.  The upside payment will equal $1,000 times the basket percent increase times 100%, which we refer to as the participation rate, subject to a maximum payment at maturity of $1,450 to $1,510, or 145% to 151% of the stated principal amount.  The actual maximum payment at maturity will be determined on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

º
If the final basket performance factor is less than or equal to 100% but the basket performance factor has not decreased to or below the trigger level of 70% on any trading day during the observation period, you will receive a payment at maturity equal to the $1,000 stated principal amount.

º
If the final basket performance factor is less than or equal to 100% and the basket performance factor has decreased to or below the trigger level of 70% on one or more trading days during the observation period, you will receive a payment at maturity equal to $1,000 times the final basket performance factor, which will be an amount equal to or less than the $1,000 stated principal amount and which could be zero.

•
The basket percent increase will equal the sum of the products of (i) the final price for each basket commodity minus the initial price for such basket commodity divided by the initial price of such basket commodity times (ii) the basket weighting for such basket commodity.

º
The initial price for each basket commodity will equal the basket commodity price for such basket commodity on the pricing date. The determination of the initial price of each basket commodity will be subject to postponement for each basket commodity separately in the event of a market disruption event on the pricing date.

º	The final price for each basket commodity will equal the basket commodity price for such basket commodity on the valuation date.
º	The basket commodity price for each basket commodity will be determined as set forth on page PS-5 in the section of this pricing supplement entitled “Summary of Pricing Supplement.”
•
The basket performance factor will equal the sum of the products of (i) the basket commodity price for each basket commodity divided by the initial price for such basket commodity times (ii) the basket weighting for such basket commodity.

•	The final basket performance factor will equal the basket performance factor on the valuation date.
•	The observation period will be the period that includes each day that is a trading day for all of the basket commodities from but excluding the pricing date to and including the valuation date.
•	The valuation date will be December , 2012, subject to postponement for each basket commodity separately in the event of a non-trading day or a market disruption event.
•	Investing in the securities is not equivalent to investing in the basket or the basket commodities.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617482PX6. The ISIN for the securities is US617482PX69.
You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-13.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.
_________________________

PRICE $1,000 PER SECURITY
_________________________

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Security	$1,000	$19.6875	$980.3125
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $19.6875 for each security they sell.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)      an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)      an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)      a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)       otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The return on the securities at maturity is based on the performance, during the observation date and on the valuation date, of an equally-weighted basket composed of copper, corn, palladium, silver and soybeans, which we refer to as the basket commodities.  If the basket as a whole remains unchanged or declines in value on the valuation date and if the basket has decreased in value by an amount equal to or greater than 30% from its initial value on any trading day during the observation period, the payment at maturity will be less, and may be significantly less, than the $1,000 stated principal amount.  There is no minimum payment at maturity on the securities.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering Trigger Securities due December    , 2012 Based on the Performance of a Basket Composed of Five Commodities (the “securities”).  The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee return of any of the principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity.  If the basket as a whole remains unchanged or declines in value on the valuation date and if the basket has decreased in value by an amount equal to or greater than 30% from its initial value on any trading day during the observation period, we will pay to you an amount in cash per security that is less than the $1,000 stated principal amount by an amount proportionate to the decline in the value of the basket on the valuation date.  This amount will be less than or equal to the $1,000 stated principal amount and as there is no minimum payment on the securities, you could lose your entire investment.

The basket
We have designed the securities to provide investors with exposure to five physical commodities.  The following table sets forth the basket commodities, and the initial price and the percentage weighting of each basket commodity within the basket:

Basket Commodity	Bloomberg ticker symbol*	Initial price	Basket Commodity Weighting
Copper	LOCADY		20%
Corn	C1		20%
Palladium	PLDMLNPM		20%
Silver	SLVRLN		20%
Soybeans	S1		20%
*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the initial price and the final price will be determined based on the prices published by the relevant exchange.

Payment at maturity based on the performance of the basket during the observation period and on the valuation date
At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the performance of the basket during the observation period and on the valuation date.  The payment at maturity will be determined on the valuation date as follows:

• If the final basket performance factor is greater than 100%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:
$1,000 + upside payment,

subject to a maximum payment at maturity of $1,450 to $1,510 (145% to 151% of the stated principal amount) per security (to be determined on the pricing date)

where,

upside payment = $1,000 x basket percent increase x participation rate

basket percent increase  =   The sum of the products of (x) the final price for each basket commodity minus the initial price for such basket commodity divided by the initial price of such basket commodity times (y) the basket commodity weighting for such basket commodity.  Each such product for a basket commodity may be expressed by the following formula:

final price = With respect to each basket commodity, the basket commodity price for such basket on the valuation date.

initial price = With respect to each basket commodity, the basket commodity price for such basket on the pricing date.

and

participation rate = 100%

•  If the final basket performance factor is less than or equal to 100% but the basket performance factor has not decreased to or below the trigger level of 70% on any trading day during the observation period, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000

•  If the final basket performance factor is less than or equal to 100% and the basket performance factor has decreased to or below the trigger level of 70% on one or more trading days during the observation period, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 x final basket performance factor

where,

Final basket performance factor =	The basket performance factor on the valuation date

Basket performance factor =	The sum of the products of (x) the basket commodity price for each basket commodity divided by the initial price for such basket commodity times (y) the basket commodity weighting for such basket commodity. Each such product may be expressed by the following formula:

Observation period =	The period that includes each day that is a trading day for all of the basket commodities from but excluding the pricing date to and including the valuation date

Because the final basket performance factor will be less than or equal to 1.0, this payment will be less than or equal to the $1,000 stated principal amount.  As there is no minimum payment at maturity on the securities, you could lose your entire investment.

Because the performance of the basket commodities may not be correlated, a negative performance by one or more of the basket commodities could wholly offset a positive performance by the other basket commodities.

The basket commodity price for each basket commodity will equal:

(i)
in the case of copper, the official cash offer price per ton of Copper Grade A on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange on such date;

(ii)
in the case of corn, the official settlement price per bushel of deliverable-grade corn on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such date;

(iii)
in the case of palladium, the official afternoon palladium fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the relevant exchange authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the relevant exchange on such date;

(iv)
in the case of silver, the official afternoon silver fixing price per troy ounce of silver for delivery in London through a member of the relevant exchange authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and published by the relevant exchange on such day; and

(v)
in the case of soybeans, the official settlement price per bushel of deliverable-grade soybeans on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such date.

The initial prices of the basket commodities will be determined on the pricing date.  If, however, a market disruption event occurs on the pricing date with respect to any of the basket commodities, the initial price for the affected basket commodity will be determined on the next trading day on which no market disruption event occurs with respect to that basket commodity.  If due to a market disruption event the initial price for any basket commodity has not been determined on the scheduled third trading day following the scheduled pricing date, the calculation agent will determine the initial price for that basket commodity as set out in the section of this pricing supplement titled “Description of Securities—Initial Price.”

The final prices will equal the basket commodity prices on the valuation date.

The scheduled valuation date is December    , 2012.  If, however, with respect to any basket commodity, the scheduled valuation date is not a trading day or if a market disruption event occurs with respect to any basket commodity on the valuation date, the valuation date will be postponed, only with respect to the affected basket commodity, to the next trading day on which no market disruption event occurs with respect to that basket commodity.  If, due to a market disruption event, the final price for any basket commodity has not been determined on the third scheduled trading day following the scheduled valuation date, the calculation agent will determine the final price for that basket commodity as set out in the section of this pricing supplement called “Description of Securities—Final Price.”  If due to a market disruption event or otherwise, any valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the last valuation date as so postponed.  See the section of this pricing supplement called “Description of Securities—Maturity Date.”

The basket performance factor will be calculated on each day that is a trading day for all of the basket commodities from but excluding the pricing date to and including the valuation date.  If a market disruption event occurs with respect to any basket commodity on any such day, for purposes of determining the basket performance factor on such day, the basket commodity price solely for the affected basket commodity will be determined on the immediately succeeding trading day on which no market disruption event occurs with respect to such basket commodity.  If the basket commodity price for any basket commodity has not been determined on the third scheduled trading day following the day on which the basket performance factor is to be determined, the calculation agent will determine the basket commodity price for that basket commodity as of such day as set out in the section of this pricing supplement called “Description of Securities—Basket Performance Factor.”

All payments on the securities are subject to the credit risk of Morgan Stanley.

On PS-9, we have provided examples which illustrate the payout at maturity assuming a range of hypothetical basket performances on the valuation date and during the observation period.  The examples do not show every situation that may occur.

You can review a table of the historical values and related graphs of each of the basket commodities for each calendar quarter in the period from January 1, 2005 through December 3, 2010, and a graph of the historical performance of the basket for the period from January 1, 2005 through December 3, 2010 (assuming that each of the basket commodities is weighted in the basket as described in “Description of Securities—Basket”) in this pricing supplement under “Description of Securities—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of the basket commodities or of the basket as a whole, whether an increase in the value of one or more of the basket commodities will be offset by a decrease in the value of the other basket commodities or whether the basket performance factor will decrease to or below the trigger level on any trading day during the observation period based on their historical performance.

Investing in the securities is not equivalent to investing in the basket or in the basket commodities.

The securities have limited appreciation potential
The appreciation potential of the securities is limited to 145% to 151% of the stated principal amount.  Accordingly, even if the basket percent increase is greater than 45% to 51%, you will only receive the maximum payment at maturity of $1,450 to $1,510 per security, or 145% to 151% of the stated principal amount.  The actual maximum payment at maturity will be determined on the pricing date.  See “Hypothetical Payouts on the Securities at Maturity” on PS-9.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Morgan Stanley Capital Group Inc. will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc. or its successors, which we refer to as MSCG, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior unsecured notes.  As calculation agent, MSCG will determine the initial price and final price for each basket commodity, whether the basket performance factor has decreased to or below the trigger level on any trading day during the observation period, and will calculate the payment to you at maturity.  The calculation agent will also determine whether a market disruption event has occurred and, under certain circumstances, calculate the basket commodity prices.

Morgan Stanley & Co. Incorporated will be the agent; conflicts of interest
The agent for the offering of the securities, Morgan Stanley & Co. Incorporated, our wholly-owned subsidiary, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-34.

Where you can find more information on the securities
The securities are senior unsecured notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity and commodity-linked securities such as these may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  You should consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The following tables illustrate the payment at maturity on the securities for a range of hypothetical basket performances during the observation period, including on the valuation date.  Because the value of the basket may be subject to significant fluctuation during the observation period, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity.  The following examples are intended to illustrate how the payment at maturity will depend on (i) the performance of the basket on the valuation date, (ii) whether the basket performance factor has decreased to or below the trigger level on any trading day during the observation period and (iii) the maximum payment at maturity.

The hypothetical examples are based on the following terms:

Stated principal amount per security:	$1,000
Trigger level:	70%
Participation rate:	100%
Hypothetical maximum payment at maturity:	$1,480 per security
Minimum payment at maturity:	None

TABLE 1:  The final basket performance factor is greater than 100% .  This table represents the hypothetical payment at maturity on a $1,000 investment in the securities when the basket has appreciated in value on the valuation date such that the final basket performance is greater than 100%.  In this scenario, any decrease of the basket performance factor to or below the trigger level on any trading day during the observation period is irrelevant to the payment at maturity.  In each case, the payment at maturity is subject to the maximum payment at maturity, and investors will realize the hypothetical maximum payment at maturity of $1,480 per security at a basket percent increase of 48%.

Hypothetical basket percent increase	Has the basket performance factor decreased to or below the trigger level during the observation period?	Payment at maturity
5%	Yes	$1,050
10%	Yes	$1,100
20%	No	$1,200
48%	Yes	$1,480
50%	No	$1,480
85%	No	$1,480

Below is a full example of how to calculate the payment at maturity if the final basket performance factor is greater than 100% (i.e., the basket percent increase is positive).  The initial and final prices below are hypothetical prices and do not reflect the actual prices for the basket commodities.

Basket Commodity	% Weight in Basket	Hypothetical Initial Price	Hypothetical Final Price	Percentage Change
Copper	20%	$8,700	$9,135	+ 5%
Corn	20%	560¢	588¢	+ 5%
Palladium	20%	$760	$798	+ 5%
Silver	20%	2,800¢	2,940¢	+ 5%
Soybeans	20%	1,300¢	1,365¢	+ 5%

Basket Percent Increase = sum of (x) the final price for each basket commodity minus the initial price for such basket commodity divided by the initial price of such basket commodity times (y) the basket commodity weighting for such basket commodity:

[(final copper price – initial copper price) / initial copper price]  x  20%; plus
[(final corn price – initial corn price) / initial corn price] x 20%; plus
[(final palladium price – initial palladium price) / initial palladium price]  x  20%; plus
[(final silver price – initial silver price) / initial silver price]  x  20%; plus
[(final soybeans price – initial soybeans price) / initial soybeans price]  x  20%.

So, using the final prices above:

copper  = [($9,135 – $8,700) / $8,700] x 20%  = 1%; plus
corn  = [(588¢ – 560¢) / 560¢] x 20%  = 1%; plus
palladium = [($798 – $760) / $760] x 20%  = 1%; plus
silver = [(2,940¢ – 2,800¢) / 2,800¢] x 20%  = 1%; plus
soybeans = [(1,365¢ – 1,300¢) / 1,300¢] x 20%  = 1%,

which equals

basket percent increase   =   5%

The upside payment will equal (i) $1,000 times (ii) the basket percent increase times (iii) the participation rate, or:

$1,000   x   5%   x   100%   =   $50

As this amount would not result in a payment at maturity that would exceed the hypothetical maximum payment at maturity of $1,480 per security, the payment at maturity will equal $1,000 plus the upside payment, or:

$1,000   +   $50   =   $1,050

TABLE 2:  The final basket performance factor is less than or equal to 100% but the basket performance factor has not decreased to or below the trigger level on any trading day during the observation period.  In this table, a final basket performance factor of 100% means that the basket has remained unchanged and a final basket performance factor of less than 100% means the basket has declined in value.  In this scenario, the payment at maturity is the $1,000 stated principal amount per security.

Hypothetical final basket performance factor	Has the basket performance factor decreased to or below the trigger level during the observation period?	Payment at maturity
71%	No	$1,000
75%	No	$1,000
90%	No	$1,000
100%	No	$1,000

TABLE 3:  The final basket performance factor is less than or equal to 100% and the basket performance factor has decreased to or below the trigger level on one or more trading days during the observation period.  In this scenario, investors are fully exposed to any negative performance of the basket on the valuation date.

Hypothetical final basket performance factor	Has the basket performance factor decreased to or below the trigger level during the observation period?	Payment at maturity
0%	Yes	$0
60%	Yes	$600
65%	Yes	$650
75%	Yes	$750
90%	Yes	$900
100%	Yes	$1,000

Below is a full example of how to calculate the payment at maturity if the final basket performance factor is less than or equal to 100% and the basket performance factor has declined to or below the trigger level on any trading day during the observation period.  The initial and final prices below are hypothetical prices and do not reflect the actual prices for the basket commodities.

Basket Commodity	% Weight in Basket	Hypothetical Initial Price	Hypothetical Final Price	Percentage Change
Copper	20%	$8,700	$2,610	–70%
Corn	20%	560¢	168¢	–70%
Palladium	20%	$760	$228	–70%
Silver	20%	2,800¢	2,940¢	+5%
Soybeans	20%	1,300¢	1,365¢	+5%

Final Basket Performance Factor = the basket performance factor on the valuation date = sum of (x) the final price for each basket commodity divided by the initial price of such basket commodity times (y) the basket commodity weighting for such basket commodity:

(final copper price / initial copper price)  x  20%; plus
(final corn price / initial corn price) x 20%; plus
 (final palladium price / initial palladium price)  x  20%; plus
(final silver price / initial silver price)  x  20%; plus
(final soybeans price / initial soybeans price)  x  20%.

So, using the final prices above:

copper  = ($2,610 / $8,700) x 20%  = 6%; plus
corn  = (168¢ / 560¢) x 20%  = 6%; plus
palladium = ($228 / $760) x 20%  = 6%; plus
silver = (2,940¢ / 2,800¢) x 20%  = 21%; plus
soybeans = (1,365¢ / 1,300¢) x 20%  = 21%,

which equals

final basket performance factor   =   60%

In the above example, the payment at maturity per security will equal:

$1,000 times the final basket performance factor, or:

$1,000   x   60%   =   $600

Please review the table of the historical values of each of the basket commodities for each calendar quarter in the period from January 1, 2005 through December 3, 2010 and related graphs.  Please also review the graph of the historical performance of the basket for the period from January 1, 2005 through December 3, 2010 (with each of the basket commodities weighted in the basket as described in “Description of Securities—Basket”) in this pricing supplement under “Description of Securities—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket commodities during such period.  You cannot predict the future performance of any of the basket commodities or of the basket as a whole, whether an increase in the price of one or more of the basket commodities will be offset by a decrease in the price of the other basket commodities or whether the basket performance factor will decrease to or below the trigger level on any trading day during the observation period based on their historical performance.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the securities do not pay interest or guarantee any return of principal at maturity.  This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee the return of any principal
The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and do not guarantee the return of any principal.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the performance of the basket during the observation period and on the valuation date.  Unless the basket percent increase is sufficiently greater than zero, the overall return on your investment in the securities may be less than the return on a conventional debt security of comparable maturity issued by us.  If the basket performance factor is less than or equal to the trigger level on one or more trading days during the observation period and the basket performance factor is less than 100% on the valuation date, you will receive an amount in cash at maturity that is less than the $1,000 stated principal amount by an amount proportionate to the percentage depreciation in the value of the basket on the valuation date.  This amount will be less, and may be significantly less, than the stated principal amount.  As there is no minimum payment at maturity on the securities, you could lose your entire investment.

Appreciation potential is limited
The appreciation potential of the securities is limited by the maximum payment at maturity of $1,450 to $1,510, or 145% to 151% of the stated principal amount, even if the basket percent increase is greater than 45% to 51%.  The actual maximum payment at maturity will be determined on the pricing date.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Market price of the securities may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•	the market price of the basket commodities and futures contracts on the basket commodities and the volatility (frequency and magnitude of changes in price) of such prices;

•	interest and yield rates in the markets;

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or stock or commodities markets generally and which may affect the basket commodity prices;

•	trends of supply and demand for the basket commodities at any time, as well as the effects of speculation or any government activity that could affect the market for such commodities;

•	the time remaining until the securities mature;

•	whether the basket performance factor has decreased to or below the trigger level on any trading day during the observation period; and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if the values of the basket commodities at the time of sale are at or below their initial prices or if market interest rates rise.  You cannot predict the future performance of any of the basket commodities or of the basket as a whole based on their historical performance.  There can be no assurance that the basket will appreciate in value such that you will receive at maturity an amount that is greater than the stated principal amount of the securities, or any amount at all.  The basket commodities may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Description of Securities—Historical Information.”

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the basket commodities), including trading in futures contracts on the basket commodities, and possibly in other instruments related to the basket commodities.  Some of our subsidiaries also trade the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general broker-dealer, commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial prices of the basket commodities and, therefore, the prices at which the basket commodities must close on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the securities, and could increase the prices at which the basket commodities must close during the observation period in order for the basket performance factor to remain above the trigger level.  Additionally, such hedging or trading activities during the term of the securities could adversely affect the basket commodity prices during the observation period, including on the valuation date, and, accordingly, the amount of cash, if any, you will receive at maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket commodities may offset each other
Movements in the values of the basket commodities may not correlate with each other.  At a time when one or more of the basket commodities increase in value, the other basket commodities may not increase as much, or may even decline in value.  Therefore, in calculating the performance of the basket on the valuation date, an increase in the value of one or more of the basket commodities may be moderated, or wholly offset, by a lesser increase or decline in the value of the other basket commodities.  If the basket performance factor is less than or equal to the trigger level on one or more trading days during the observation period and the basket performance factor is less than 100% on the valuation date, you will receive at maturity an amount that is less, and may be significantly less, than the amount of your original investment in the securities.

Specific commodities prices are volatile and are affected by numerous factors specific to each market
Investments, such as the securities, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below.  These factors may affect the price of copper, corn, palladium, silver and soybeans and therefore of the securities, in varying and potentially inconsistent ways.

Copper

The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for copper is significantly influenced by the level of global industrial economic activity.  Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors.  In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for copper in various applications.  Their availability and price will also affect demand for copper.  Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries.  In previous years, copper supply has been affected by strikes, financial problems and terrorist activity and other disruptions to the supply chain, from mining to storage to smelting.  The price of copper is also affected by variations in production costs, including storage, labor and energy costs, as well as regulatory compliance costs, including as a result of environmental regulations.

Corn

The price of corn is primarily affected by the global demand for and supply of corn.  The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol.  The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed.  Negative developments in those industries may lessen the demand for corn.  For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease.  The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn.  The United States is the world’s largest supplier of corn, followed by China and Brazil.  The supply of corn is particularly sensitive to weather patterns in the United States and China.  In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

Palladium

The price of palladium has fluctuated widely over the past several years. Since the palladium supply is both limited and concentrated, any disruptions in the palladium supply tend to have an exaggerated effect on the price of palladium. Key factors that may influence prices are the policies and production and cost levels in the most important palladium-producing countries, in particular, Russia, South Africa  and Canada (which together account for over 80% of production), the size and availability of the Russian palladium stockpiles, global supply and demand as well as the economic situation of the main consuming countries. The possibility of large-scale distress sales of palladium in times of crises may also have a short-term negative impact on the price of palladium and may adversely affect the value of the securities.  For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to forced sales and deleveraging from institutional investors such as hedge funds and pension funds.  Crises in the future may impair palladium’s price performance which may, in turn, have an adverse effect on the value of the securities.  Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium as a catalytic converter, accounts for more than 50% of the industrial use of palladium, and a continued decline in the global automotive industry may impact the price of palladium and affect the value of the securities. Palladium is also used in the electronics, dental and jewelry industries.

Silver

Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico, the United States, Peru, Australia and Canada.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities.  From time to time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, photography, jewelry and silverware.

Soybeans

The price of soybeans is primarily affected by the global demand for and supply of soybeans, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture, including soybeans, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect soybean prices such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals.  Soy biodiesel, animal agriculture, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand.  The United States, Argentina and Brazil are the three largest suppliers of soybean crops.

There are risks relating to trading of commodities on the London Bullion Market Association and the London Platinum and Palladium Market
Silver is traded on the London Bullion Market Association, which we refer to as the LBMA, and palladium is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The prices of the basket commodities will be determined by reference to the fixing prices reported by the LBMA (in the case of silver) and LPPM (in the case of palladium).  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  Like the LBMA, the LPPM is a self-regulatory association of bullion market participants that is not a regulated entity.  If the LBMA or the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of silver and the LPPM price fixings for the value of palladium may be adversely affected.  Each of the LBMA and the LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA or LPPM trading.  For example, there are no daily price limits on the LBMA or the LPPM, which would otherwise restrict fluctuations in the prices of LBMA or LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

There are risks relating to the trading of metals on the London Metal Exchange
The official cash offer prices of copper are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets.  For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any of the review dates, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper could be adversely affected and could have an impact on whether the notes are automatically called prior to maturity or the payment at maturity.

Investing in the securities is not equivalent to investing in the basket commodities or in futures contracts or forward contracts on the basket commodities
Investing in the securities is not equivalent to investing in the basket commodities or in futures contracts or forward contracts on the basket commodities.  By purchasing the securities, you do not purchase any entitlement to the basket commodities, or futures contracts or forward contracts on the basket commodities. Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on any of the basket commodities.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MSCG will determine the initial price and final price of each basket commodity, whether the basket performance factor has decreased to or below the trigger level on any trading day during the observation period, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or the prices of the basket commodities in the event of a market disruption event, may adversely affect the payout to you at maturity.  See the section of this pricing supplement called “Description of Securities—Market Disruption Event.”

Although under current law, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a security.

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  Because the securities provide for the return of principal except when the final basket performance factor is less than or equal to 100% and the basket performance factor has decreased to or below 70% on any trading day during the observation period, the risk that a security will be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not provide for the return of principal.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Securities” refers to each $1,000 stated principal amount of our Trigger Securities due December    , 2012 Based on the Performance of a Basket Composed of Five Commodities.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	December , 2010

Original Issue Date (Settlement Date)	December , 2010 (3 Business Days after the Pricing Date)

Maturity Date	December , 2012, subject to postponement in accordance with the following paragraph in the event of a Market Disruption Event on the scheduled Valuation Date.

If due to a Market Disruption Event or otherwise, the Valuation Date for any Basket Commodity is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such Valuation Date as postponed.  See “—Valuation Date” below.

Issue Price	$1,000 per Security

Stated Principal Amount	$1,000 per Security

Denominations	$1,000 and integral multiples thereof

CUSIP Number	617482PX6

ISIN	US617482PX69

Interest Rate	None

Specified Currency	U.S. dollars

Basket	The Basket consists of the following Basket Commodities weighted at their respective Basket Commodity Weightings as set forth in the following table:

Basket Commodity	Bloomberg Ticker Symbol*	Basket Commodity Weighting
Copper	LOCADY	20%
Corn	C1	20%
Palladium	PLDMLNPM	20%
Silver	SLVRLN	20%
Soybeans	S1	20%

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each Basket Commodity, the Initial Price and the Final Price will be determined based on the prices published by the Relevant Exchange.

Payment at Maturity
At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash equal to (i) if the Final Basket Performance Factor is greater than 100%, $1,000 plus the Upside

Payment, subject to the Maximum Payment at Maturity, (ii) if the Final Basket Performance Factor is less than or equal to 100% but the Basket Performance Factor has not decreased to or below the Trigger Level on any Trading Day during the Observation Period, $1,000, or (iii) if the Final Basket Performance Factor is less than or equal to 100% and the Basket Performance Factor has decreased to or below the Trigger Level on one or more Trading Days during the Observation Period, $1,000 times the Final Basket Performance Factor. This amount will be less than or equal to the $1,000 Stated Principal Amount.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Trigger Level	70%

Upside Payment	$1,000 times the Basket Percent Increase times the Participation Rate, as determined by the Calculation Agent on the Valuation Date.

Participation Rate	100%

Maximum Payment at Maturity	$1,450 to $1,510 per Security (145% to 151% of the Stated Principal Amount). The actual Maximum Payment at Maturity will be determined on the Pricing Date.

Minimum Payment at Maturity	None

Observation Period
The period that includes each day that is a Trading Day for all of the Basket Commodities from but excluding the Pricing Date to and including the Valuation Date.  The Observation Period will extend to the date on which the Final Basket Performance Factor is determined if the Valuation Date is postponed in accordance with the definition thereof, whether or not such date is a non-Trading Day for one or more of the Basket Commodities.

Basket Percent Increase
The Basket Percent Increase will be determined by the Calculation Agent on the Valuation Date and will equal the sum of the products of (x) the Final Price for each Basket Commodity minus the Initial Price for such Basket Commodity divided by the Initial Price of such Basket Commodity times (y) the Basket Commodity Weighting for such Basket Commodity, as expressed by the following formula:

Final Basket Performance Factor	The Basket Performance Factor on the Valuation Date, as determined by the Calculation Agent.

Basket Performance Factor
The Basket Performance Factor will be determined by the Calculation Agent on each day during the Observation Period and will equal the sum of the products of (x) the Basket Commodity Price for each Basket Commodity divided by the Initial Price for such Basket Commodity times (y) the Basket Commodity Weighting for such Basket Commodity, as expressed by the following formula:

If a Market Disruption Event occurs with respect to any Basket Commodity on any such day, for purposes of determining the Basket Performance Factor on such day, the Basket Commodity Price solely for the affected Basket Commodity will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to such Basket Commodity.  The Basket Performance Factor for any day during the Observation Period will be determined on the date when the Basket Commodity Price for each of the Basket Commodities as of such day has been determined; provided that the Basket Commodity Price for any Basket Commodity will not be determined on a date later than the third scheduled Trading Day following the day on which the Basket Performance Factor is to be determined.  If such date is not a Trading Day with respect to the affected Basket Commodity or if there is a Market Disruption Event with respect to such Basket Commodity on such date, the Calculation Agent will determine the Basket Commodity Price as of the applicable day for such Basket Commodity on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Basket Commodity Price as of the applicable day for such Basket Commodity will be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, such Basket Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Initial Price
With respect to each Basket Commodity, the Basket Commodity Price on the Pricing Date, provided that if the Pricing Date is not a Trading Day with respect to any Basket Commodity or if a Market Disruption Event with respect to any Basket Commodity occurs on the Pricing Date, the Initial Price in respect of such Basket Commodity will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to such Basket Commodity, provided further that the Initial Price for any Basket Commodity will not be determined on a date later than the third scheduled Trading Day following the Pricing Date.  If such date is not a Trading Day with respect to the affected Basket Commodity or if there is a Market Disruption Event with respect to such Basket Commodity on such date, the Calculation Agent will determine the Initial Price for such Basket Commodity on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Initial Price for such Basket Commodity shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the Initial Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Initial Price for any Basket Commodity as finally published by the Relevant Exchange differs from the relevant Initial Price specified in the pricing supplement, we will include the definitive Initial Price in an amended pricing supplement.

Final Price	The Final Price for each Basket Commodity will be determined by the Calculation Agent and will equal the Basket Commodity Price of such Basket Commodity on the Valuation Date.

Basket Commodity Price	On any Trading Day, including the Valuation Date, the Basket Commodity Price for each Basket Commodity will be determined by the Calculation Agent and will equal:

(i) in the case of Copper, the official cash offer price per ton of Copper Grade A on the Relevant Exchange for the spot market, stated in U.S. dollars, as determined by the Relevant Exchange on such date;

(ii) in the case of Corn, the official settlement price per bushel of deliverable-grade corn on the Relevant Exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the Relevant Exchange on such date;

(iii) in the case of Palladium, the official afternoon palladium fixing price per troy ounce gross of palladium for delivery in

Zurich through a member of the Relevant Exchange authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the Relevant Exchange on such date;

(iv) in the case of Silver, the silver fixing price per troy ounce of silver for delivery in London through a member of the Relevant Exchange authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and published by the Relevant Exchange on such day; and

(v) in the case of Soybeans, the official settlement price per bushel of deliverable-grade soybeans on the Relevant Exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the Relevant Exchange on such date.

Reuters, Bloomberg and various other third party sources may report prices of the Basket Commodities.  If any such reported price differs from that as published by the Relevant Exchange for any Basket Commodity, the price as published by such Relevant Exchange will prevail.

Relevant Exchange	Relevant Exchange means:

(a) with respect to Copper, the London Metal Exchange (“LME”) or, if the LME is no longer the principal exchange or trading market for Copper, such exchange or principal trading market for Copper that serves as the source of prices for Copper and any principal exchanges where options or futures contracts on Copper are traded;

(b) with respect to Corn and Soybeans, the Chicago Board of Trade (“CBOT”) or, if the CBOT is no longer the principal exchange or trading market for Corn and Soybeans, such exchange or principal trading market for Copper and Soybeans, as applicable, that serves as the source of prices for Corn and Soybeans, as applicable, and any principal exchanges where options or futures contracts on Copper and Soybeans, as applicable, are traded

(c) with respect to Palladium, the London Platinum and Palladium Market (“LPPM”) or, if the LPPM is no longer the principal exchange or trading market for Palladium, such exchange or principal trading market for Palladium that serves as the source of prices for Palladium and any principal exchanges where options or futures contracts on Palladium are traded; and

(d) with respect to Silver, the London Bullion Market Association (“LBMA”) or, if the LBMA is no longer the principal exchange or trading market for Silver such exchange or principal trading market for Silver that serves as the source of prices for Silver and any principal exchanges where options or futures contracts on Silver are traded.

Valuation Date
With respect to each Basket Commodity separately, the Valuation Date will be December     , 2012; provided that if the scheduled Valuation Date is not a Trading Day with respect to any Basket Commodity or if a Market Disruption Event occurs on the scheduled Valuation Date with respect to any Basket Commodity, the Valuation Date solely for the affected Basket Commodity will be postponed and the Basket Commodity Price for such Basket Commodity will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to such Basket Commodity.  The Final Basket Performance Factor and, if applicable, the Basket Percent Increase will be determined on the last Valuation Date as so postponed; provided that the Basket Commodity Price as of the Valuation Date for any Basket Commodity will not be determined on a date later than the third scheduled Trading Day following the scheduled Valuation Date.  If such date is not a Trading Day with respect to the affected Basket Commodity or if there is a Market Disruption Event with respect to such Basket Commodity on such date, the Calculation Agent will determine the Basket Commodity Price as of the Valuation Date for such Basket Commodity on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Basket Commodity Price as of the Valuation Date for such Basket Commodity will be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, such Basket Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day
Trading Day means with respect to each Basket Commodity separately, a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Market Disruption Event
Market Disruption Event means with respect to each Basket Commodity separately, any of Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price and Tax Disruption, as determined by the Calculation Agent.

Price Source Disruption
With respect to each Basket Commodity separately, Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Basket Commodity Price for such Basket Commodity.

Trading Disruption
With respect to each Basket Commodity separately, Trading Disruption means the material suspension of, or material limitation imposed on, trading in such Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange.

Disappearance of Commodity
Reference Price
With respect to each Basket Commodity separately, Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange for such Basket Commodity or (ii) the disappearance of, or of trading in, such Basket Commodity.

Tax Disruption
With respect to each Basket Commodity separately, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Basket Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Basket Commodity Price of such Basket Commodity on any Trading Day from what it would have been without that imposition, change or removal.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co.

Calculation Agent	Morgan Stanley Capital Group Inc. (“MSCG”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Prices, the Final Prices, whether the Basket Performance Factor has decreased to or below the Trigger Level on any Trading Day during the Observation Period, the Final Basket Performance Factor, the Basket Percent Increase and the Payment at Maturity, or whether a Market Disruption Event has occurred.  MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though (1) the date of acceleration were the Valuation Date and (2) the Observation Period ended at 4:00 p.m. (New York City time) on such date of acceleration.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Securities, if any, as promptly as possible and in no event later than two Business Days after the date of acceleration.

Historical Graph
The following graph sets forth the historical performance of the Basket.  The graph covers the period from January 1, 2005 through December 3, 2010 and illustrates the effect of the offset and/or correlation among the Basket Commodities during such period.  The graph does not attempt to show your expected return on an investment in the Securities.  You cannot predict the future performance of any of the Basket Commodities or of the Basket as a whole, or whether the strengthening of one or more of the Basket Commodities will be offset by the weakening of the other Basket Commodities, based on their historical performance.

Historical Basket Performance January 1, 2005 through December 3, 2010

Historical Information
The following tables set forth the published high, low and end of quarter closing prices for each of the Basket Commodities for each calendar quarter in the period from January 1, 2005 to December 3, 2010.  The graphs following each Basket Commodity’s table set forth the historical performance of each respective Basket Commodity for the same period.  The Basket Commodity Prices on December 3, 2010 were, (i) in the case of Copper, $8,754.00, (ii) in the case of Corn, 559.00¢, (iii) in the case of Palladium, $758.00, (iv) in the case of Silver, 2,874.00¢, and (v) in the case of Soybeans, 1,300.25¢.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The Initial Prices, the Basket Commodity Prices and the Final Prices of the Basket Commodities will be determined with reference to the prices published by the Relevant Exchanges in accordance with the provisions set forth herein, on the Pricing Date and on each Trading Day during the Observation Period, including on the Valuation Date, rather than the prices published by Bloomberg Financial Markets on such dates.  The historical prices and historical performance of the Basket Commodities should not be taken as an indication of future performance.  We cannot give you any assurance that the Basket Percent Increase at maturity will be positive so that you will receive a payment at maturity in excess of the Stated Principal Amount of the Securities.  Because your return is linked to the performance of the Basket during the Observation Period, including on the Valuation Date, there is no guaranteed return of any of your principal.  The prices of each of the Basket Commodities may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.

If the Final Basket Performance Factor is less than 100% and the Basket Performance Factor has decreased to or below the Trigger Level on one or more Trading Days during the Observation Period, you will lose money on your investment.

Copper Historical High, Low and End-of-Quarter Prices January 1, 2005 through December 3, 2010 (stated in U.S. dollars)
	High	Low	Period End
2005
First Quarter	3,424.50	3,072.00	3,408.00
Second Quarter	3,670.00	3,113.00	3,597.00
Third Quarter	3,978.00	3,444.00	3,949.00
Fourth Quarter	4,650.00	3,905.00	4,584.50
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,527.50	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter	8,210.00	6,960.00	8,165.00
Fourth Quarter	8,301.00	6,272.50	6,676.50
2008
First Quarter	8,881.00	6,666.00	8,520.00
Second Quarter	8,884.50	7,921.00	8,775.50
Third Quarter	8,985.00	6,419.00	6,419.00
Fourth Quarter	6,379.00	2,770.00	2,902.00
2009
First Quarter	4,078.00	2,902.00	4,035.00
Second Quarter	5,266.00	3,963.50	5,108.00
Third Quarter	6,490.50	4,821.00	6,136.00
Fourth Quarter	7,346.00	5,856.00	7,346.00
2010
First Quarter	7,830.00	6,242.00	7,830.00
Second Quarter	7,950.50	6,091.00	6,515.00
Third Quarter	8,053.50	6,354.00	8,053.50
Fourth Quarter (through December 3, 2010)	8,925.00	8,085.50	8,754.00

Daily Copper Prices January 1, 2005 through December 3, 2010

Corn Historical High, Low and End-of-Quarter Prices January 1, 2005 through December 3, 2010 (stated in U.S. cents)
	High	Low	Period End
2005
First Quarter	228.50	194.75	213.00
Second Quarter	235.50	195.25	212.25
Third Quarter	260.00	195.00	205.50
Fourth Quarter	216.25	186.25	215.75
2006
First Quarter	236.00	205.00	236.00
Second Quarter	263.00	223.00	235.50
Third Quarter	264.25	219.00	262.50
Fourth Quarter	390.25	262.50	390.25
2007
First Quarter	434.50	354.50	374.50
Second Quarter	419.00	329.50	329.50
Third Quarter	386.75	310.00	373.00
Fourth Quarter	455.50	339.75	455.50
2008
First Quarter	567.25	455.50	567.25
Second Quarter	754.75	576.25	724.75
Third Quarter	748.75	487.50	487.50
Fourth Quarter	484.00	293.50	407.00
2009
First Quarter	427.50	343.50	404.75
Second Quarter	449.50	347.75	347.75
Third Quarter	359.00	300.50	344.00
Fourth Quarter	417.00	333.50	414.50
2010
First Quarter	423.00	345.00	345.00
Second Quarter	373.25	325.00	354.25
Third Quarter	521.75	360.00	495.75
Fourth Quarter (through December 3, 2010)	590.00	465.75	559.00

Daily Corn Prices January 1, 2005 through December 3, 2010

Palladium Historical High, Low and End-of-Quarter Prices January 1, 2005 through December 3, 2010 (stated in U.S. dollars)
	High	Low	Period End
2005
First Quarter	208.00	178.00	198.50
Second Quarter	203.00	182.50	183.00
Third Quarter	201.00	172.00	194.00
Fourth Quarter	295.00	192.00	258.00
2006
First Quarter	345.00	258.00	332.00
Second Quarter	404.00	282.00	312.00
Third Quarter	349.00	304.00	315.00
Fourth Quarter	333.50	295.00	323.50
2007
First Quarter	355.25	323.50	351.75
Second Quarter	382.00	350.50	365.00
Third Quarter	370.50	320.00	343.75
Fourth Quarter	379.00	343.50	364.00
2008
First Quarter	582.00	364.00	445.00
Second Quarter	475.00	406.00	467.00
Third Quarter	465.00	199.00	199.00
Fourth Quarter	233.00	164.00	184.00
2009
First Quarter	222.00	179.00	215.00
Second Quarter	261.50	212.00	249.00
Third Quarter	304.00	232.00	294.00
Fourth Quarter	393.00	292.00	393.00
2010
First Quarter	479.00	393.00	479.00
Second Quarter	571.00	419.00	446.00
Third Quarter	573.00	429.00	573.00
Fourth Quarter (through December 3, 2010)	758.00	565.00	758.00

Daily Palladium Prices January 1, 2005 through December 3, 2010

Silver Historical High, Low and End-of-Quarter Prices January 1, 2005 through December 3, 2010 (stated in U.S. cents)
	High	Low	Period End
2005
First Quarter	757.00	639.00	718.75
Second Quarter	753.00	685.00	710.00
Third Quarter	753.00	674.00	753.00
Fourth Quarter	922.50	734.50	883.00
2006
First Quarter	1,175.50	883.00	1,175.50
Second Quarter	1,494.00	972.00	1,070.00
Third Quarter	1,315.00	1,052.00	1,155.00
Fourth Quarter	1,405.00	1,082.50	1,290.00
2007
First Quarter	1,458.00	1,221.00	1,335.00
Second Quarter	1,409.00	1,226.00	1,254.00
Third Quarter	1,365.00	1,167.00	1,365.00
Fourth Quarter	1,582.00	1,321.00	1,476.00
2008
First Quarter	2,092.00	1,476.00	1,799.00
Second Quarter	1,856.00	1,619.00	1,765.00
Third Quarter	1,930.00	1,066.00	1,296.00
Fourth Quarter	1,228.00	888.00	1,079.00
2009
First Quarter	1,439.00	1,051.00	1,311.00
Second Quarter	1,597.00	1,198.00	1,394.00
Third Quarter	1,738.00	1,247.00	1,645.00
Fourth Quarter	1,918.00	1,621.00	1,699.00
2010
First Quarter	1,884.00	1,514.00	1,750.00
Second Quarter	1,964.00	1,736.00	1,874.00
Third Quarter	2,207.00	1,755.00	2,207.00
Fourth Quarter (through December 3, 2010)	2,874.00	2,195.00	2,874.00
Daily Silver Prices January 1, 2005 to December 3, 2010

Soybeans Historical High, Low and End-of-Quarter Prices January 1, 2005 through December 3, 2010 (stated in U.S. cents)
	High	Low	Period End
2005
First Quarter	681.00	499.50	627.50
Second Quarter	744.50	603.75	651.75
Third Quarter	723.00	557.50	573.25
Fourth Quarter	613.00	554.00	602.00
2006
First Quarter	621.00	562.00	571.50
Second Quarter	609.00	555.25	594.75
Third Quarter	608.50	527.25	547.50
Fourth Quarter	688.00	542.50	683.50
2007
First Quarter	783.75	653.50	761.25
Second Quarter	855.25	709.75	850.00
Third Quarter	1,009.00	799.25	991.25
Fourth Quarter	1,220.75	925.50	1,199.00
2008
First Quarter	1,544.50	1,189.50	1,197.25
Second Quarter	1,605.00	1,211.00	1,605.00
Third Quarter	1,658.00	1,045.00	1,045.00
Fourth Quarter	1,053.00	783.50	972.25
2009
First Quarter	1,037.50	848.50	952.00
Second Quarter	1,267.00	952.00	1,226.25
Third Quarter	1,258.50	913.50	927.00
Fourth Quarter	1,060.50	885.00	1,039.75
2010
First Quarter	1,052.25	908.00	941.00
Second Quarter	1,004.25	930.50	948.50
Third Quarter	1,128.50	953.50	1,106.75
Fourth Quarter (through December 3, 2010)	1,330.25	1,054.00	1,300.25

Daily Soybeans Prices January 1, 2005 through December 3, 2010

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities.  The original issue price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the Basket Commodities, in futures or options contracts on the Basket Commodities or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Prices of the Basket Commodities, and, therefore, effectively increase the levels at which the Basket Commodities must close on the Valuation Date before you would receive at maturity a payment that is greater than the Stated Principal Amount of the Securities and increase the levels at which the Basket Commodities must close on each Trading Day during the Observation Period in order for the Basket Performance Factor to remain above the Trigger Level.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Valuation Date, by purchasing and selling the Basket Commodities or futures or options contracts on the Basket Commodities or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Basket Commodities during the Observation Period, including on the Valuation Date, and therefore adversely affect the value of the Securities or the payment you receive at maturity, if any.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may distribute the Securities through

Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. The Agent may allow a concession not in excess of $19.6875 per Security to MSSB; provided that, concessions allowed to MSSB in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Securities distributed by MSSB. After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or futures contracts or other instruments on the Basket Commodities in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many plans, the Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of the Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price”; and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction;
• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter. Because the Securities provide for the return of principal except when the Final Basket Performance Factor is less than or equal to 100% and the Basket Performance Factor has decreased to or below 70% on any Trading Day during the Observation Period, the risk that a Security will be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not provide for the return of principal.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or

• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from backup withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S.

Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.